     As filed with the Securities and Exchange Commission on April 7, 2000
                                                Registration No. 333-______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              ___________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                               __________________

                           INTERACTIVE OBJECTS, INC.
            (Exact name of registrant as specified in its charter)

          Washington                                   87-0434226
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                      Identification No.)

                       12600 SE 38/th/ Street, Suite 150
                             Bellevue, Washington
                                (425) 653-5505
  (Address, including ZIP code and telephone number, including area code, of registrant's principal executive offices)

                            1998 STOCK OPTION PLAN
                             (Full title of plan)

       Steven G. Wollach                                    Copy to:
President and Chief Executive Officer               Gary J. Kocher, Esq.
     Interactive Objects, Inc.                   Preston Gates & Ellis LLP
  12600 SE 38/th/ Street, Suite 150             701 Fifth Avenue, Suite 5000
      Bellevue, Washington                       Seattle, Washington 98104
         (425) 653-5505                                 (206) 623-7580

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

==============================================================================================================
                                                  Proposed              Proposed
                                                   Maximum               Maximum
Title of Securities    Amount to be               Offering          Aggregate Offering         Amount of
 to be Registered      Registered (1)          Price Per Share         Price (2)          Registration Fee
                                                     (2)
--------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value         4,000,000 shares       $4.33               $17,320,000             $4,572
==============================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.
(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the bid and asked prices on the OTC Bulletin Board on April 4, 2000.

          The exhibit index appears after the signature page of this registration statement.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference
         -----------------------------------------------

         The following documents are hereby incorporated by reference into this registration statement:

         (a) The Company's annual report on Form 10-KSB/A for the year ended December 31, 1999, which contains audited financial statements from the Company's latest fiscal year for which such statements have been filed, including any amendment or report filed for the purpose of updating such report.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

         (c) The description of Interactive Objects' common stock, which is contained in the Company's Registration Statement on Form SB-2 (registration number 333-62345).

Item 4.  Description of Securities
         -------------------------

         Not applicable.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

         Not Applicable.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

         Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation provide that the Company shall, to the full extent permitted by the Business Corporation Act of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company's Articles of Incorporation contains a provision eliminating the personal liability of directors to the Company for monetary damages arising out of (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled. The Company maintains directors' and executive officers' liability insurance.

Item 7.  Exemption from Registration Claimed
         -----------------------------------

         Not applicable.

Item 8.  Exhibits
         --------


Exhibit                            Description
-------                            -----------

  4.1      --      Interactive Objects, Inc. 1998 Stock Option Plan
  5.1      --      Opinion of Preston Gates & Ellis LLP
 23.1      --      Consent of Preston Gates & Ellis LLP (see Exhibit 5.1)
 23.2      --      Consent of Peterson Sullivan P.L.L.C.


Item 9.  Undertakings
         ------------

         (a)    The registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 7th day of April, 2000.

                                   INTERACTIVE OBJECTS, INC.


                                   By /s/ Steven G. Wollach
                                      -----------------------------------------
                                                   Steven G. Wollach
                                          President and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 7th day of April, 2000.


           Signature                                      Title
           ---------                                      -----

/s/ Steven G. Wollach                      President and Chief Executive Officer
------------------------------------
                Steven G. Wollach


/s/ Brent Nelson                           Director
------------------------------------
                   Brent Nelson


/s/ Peter Miller                           Director
------------------------------------
                   Peter Miller

            INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8
            -------------------------------------------------------



 Exhibit                               Description
 -------                               -----------

   4.1       --        Interactive Objects, Inc. 1998 Stock Option Plan
   5.1       --        Opinion of Preston Gates & Ellis LLP
  23.1       --        Consent of Preston Gates & Ellis LLP (see Exhibit 5.1)
  23.2       --        Consent of Peterson Sullivan P.L.L.C.